Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW ENTERPRISE STONE & LIME CO., INC. ANNOUNCES PRICING OF
13% SENIOR SECURED NOTES DUE 2018

NEW ENTERPRISE, PA. — March 1, 2012 — New Enterprise Stone & Lime Co., Inc. (the “Company”), a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, today announced the pricing of its offering (the “Offer”) of $265 million in aggregate principal amount of its 13% Senior Secured Notes due 2018 (the “New Notes”).  In connection with the Offer, the Company intends to enter into a new $170 million asset-based revolving loan facility.  The New Notes will be secured, subject to certain permitted liens and except for certain excluded assets, by first-priority liens on substantially all of the Company’s personal property (other than assets securing its new asset-based revolving loan facility by a first-priority lien) and on certain owned and leased real property and by second-priority liens on its accounts receivable, inventory and deposit accounts and certain related assets and real property that will secure its new asset-based revolving loan facility on a first-priority lien basis.  The New Notes will mature on March 15, 2018. The Offer is expected to close on March 15, 2012, subject to customary closing conditions.

The Company intends to use the gross proceeds from the Offer and certain borrowings under its new asset-based revolving loan facility to repay all outstanding indebtedness under its existing senior secured credit facilities and certain other debt, terminate each such indebtedness and pay all fees and expenses associated with the Offer and these refinancing transactions.

The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy the New Notes and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider.  The Company’s core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.” These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s financial reports. The Company undertakes no duty to update any forward looking statements made herein.

Contacts

At the Company:

New Enterprise Stone and Lime Co., Inc.

Paul I. Detwiler III, President 814-766-2211

or

FTI Consulting, the Company’s Investor Relations Contact:

Daniel Hoey, 312-553-6718